Exhibit 99.1

CONTACT: For Company Eric Stoppenhagen +1-949-903-0468 eric@aurasourceinc.com	For Investor Inquiries: Capital Group Communications, Inc. O: 415-.332.7200 E: info@capitalgc.com www.capitalgc.com
AuraSource, Inc. Retains Capital Group Communications for Investor Relations and Strategic Consulting Services

Chandler, Arizona, March 11, 2010–  AuraSource, Inc. (OTCBB: ARAO.ob), a developer of hydrocarbon clean fuel technology, today announced that it has retained Capital Group Communications, Inc. (“CGC”) for strategic investor and media relations services.

San Francisco-based CGC is a leading consulting firm that specializes in creating and implementing comprehensive investor, public and media relations for venture stage and emerging growth companies. CGC utilizes a long-term, collaborative business model and accepts only restricted stock, in lieu of cash fees, for its services.

Eric Stoppenhagen, AuraSource’s CFO, stated, “Capital Group will be instrumental in supporting our communication with the investment community and media, and we anticipate a long and productive relationship.”

"CGC has long favored supporting emerging companies with proven management and disruptive technology and services,” said Devin J. Bosch, CGC chief executive officer. “We look forward to communicating AuraSource’s growth story to our network of brokers, financial newsletters, top industry analysts, print and media specialists as well as AuraSource’s shareholders.”

About AuraSource

AuraSource focuses on clean energy technology development.  AuraSource develops and licenses the AuraFuelTM and AuraCoalTM processes. AuraSource is researching and developing other technologies related to Hydrocarbon Clean Fuel (“HCF”).  AuraSource plans to sell and license products and services related to their HCF technologies in China and the United States.

For more information about AuraSource, please visit www.aurasourceinc.com.

About Capital Group Communications

Capital Group Communications, Inc. ("CGC"), headquartered in the San Francisco bay area, specializes in providing brokers, fund managers and institutions with world class investor relations for premier small cap issues to high caliber global conglomerates. We create and orchestrate strategies, financial arrangements, compelling messages and persuasive stories about our partner companies' value that garners the focus that they deserve. Please visit our website www.capitalgc.com and for further information on our client companies visit www.myshareholder.com.

SAFE HARBOR STATEMENT
This Press Release may contain certain forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. AuraSource has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect AuraSource 's current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause AuraSource 's actual results, performance or achievements to differ materially from those expressed in or implied by such statements. AuraSource undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information catered in this Press Release including such forward-looking statements.